Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2021 Financial Results
31% growth in Solar Energy Capacity Installed in 2021, exceeding guidance and reflecting the highest growth rate in five years at nearly three times the operating scale

Strong customer order trends, leading to backlog growth of 57% for full-year 2021

Customer Additions of 29,870 in Q4, bringing total Customers to 660,311, 20% year-over-year growth in Customers

Annual Recurring Revenue of $851 Million with Average Contract Life Remaining of 17.4 years

Net Earning Assets of $4.6 billion, including $850 million in Total Cash

Networked Solar Energy Capacity of 4.7 Gigawatts

SAN FRANCISCO, February 17, 2022 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full-year ended December 31, 2021.

“The Sunrun team delivered record volumes in 2021, having added over 110,000 customers in the year representing 31% growth in new installations while bringing two large companies together and navigating a dynamic operating environment during COVID,” said Mary Powell, Sunrun’s Chief Executive Officer. “As a combined team, we are leading the transformation of our energy system and delivering rapid growth.”

“We expect to see continued strong growth in 2022 and to gain significant market share,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “Additionally, the inflationary pressures seen across the economy are increasing traditional power rates in many areas, providing us more headroom to increase our prices as well, while still delivering a strong customer value proposition. We are entering 2022 with a record backlog of orders and are working hard to install systems for our customers as quickly as possible.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 4% of the 77 million addressable homes in the U.S. have solar. The U.S. residential electricity market is over $187 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $120 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Sunrun announced in January that the company has retired its $250 million recourse lending facility and arranged a larger $425 million facility at enhanced terms and longer tenor than the company’s prior term extensions. The new recourse lending facility reflects improved terms, including a higher valuation for operating assets (now using a 5% discount rate), in conjunction with an increased advance rate against Sunrun’s project backlog. In addition, the new facility expands the borrowing base to support more efficient inventory financing, also at a higher advance rate, while maintaining the same borrowing costs.
•Severe weather caused by climate change continues to uncover vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Severe droughts are increasing the risk of devastating wildfires, further jeopardizing safety and centralized power supplies. A study released this week by the journal Nature Climate Change concluded the last 22 year drought in the southwest is the most extreme in 1,200 years.
•Sunrun has now installed over 32,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Sunrun’s battery installations increased by more than 100% in 2021 compared to the prior year despite battery supply and logistical constraints which lowered our battery volumes relative to our initial outlook.

•Channel partners are selecting Sunrun and deriving significant value from our platform. This year we continued partner onboarding in tandem with exclusivity agreements which resulted in strong growth in Q4 and all-time record growth in 2021. With the exclusivity agreements in place and continued selective new partner onboarding, we feel confident that channel partner growth will continue to accelerate in 2022.
•Sunrun’s new homes business continues to gain momentum and scale, with additional home builders selecting Sunrun as their preferred partner during the fourth quarter. Our pipeline of new homes expanded in 2021 as we added new builders to our portfolio providing us with a high level of confidence that our positive growth trend will continue throughout 2022. Installations grew at a record pace of more than 100% growth in the fourth quarter of 2021 compared to the prior year. Sunrun currently works with over 80 top home builders throughout multiple regions.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar-as-a-service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. We expect these efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:

•Sunrun’s partnership with Ford to serve as the preferred installer of Ford Intelligent Backup Power continues to accelerate. Ford recently announced plans to nearly double production of the all-electric F-150 Lightning to 150,000 units annually due to high customer demand. Sunrun stands ready to assist Ford in meeting its ambitious new goals and is currently ramping its efforts to train qualified installers for seamless installation of specific charging hardware that will enable the truck to provide backup power to homes during grid outages. Customers will need to equip their home with the 80-amp Ford Charge Station Pro and Home Integration System to unlock bidirectional power flow and future energy management solutions. The Home Integration System—designed and developed together with Ford—can be purchased exclusively through Sunrun this spring. Customers interested in combining Ford Charge Station Pro installation with clean solar power may be eligible to do so for as little as zero dollars down and reduced installation pricing.
•Streamlining permitting and interconnection processes presents an opportunity to accelerate the adoption of solar and storage by reducing 'soft costs' and improving a homeowner's experience. Sunrun was a founding member of a coalition to develop an industry-wide web-based solar permitting tool called SolarAPP+, which seeks to reduce these costs and deliver a better customer experience. The National Renewable Energy Laboratory (NREL) recently published the results of a comprehensive control trial pilot of SolarAPP+, which demonstrated quantifiable reductions to both soft costs and permitting delays. NREL found that SolarAPP+ reduced the nationwide average permitting review time from seven days to less than one day. The pilot collectively saved an estimated 236 hours on permit revisions with comparable inspection passage rates. On average, projects submitted through SolarAPP+ were installed and inspected 12 days faster than projects using the traditional process. Sunrun is encouraged by these early pilot results and the fact that many local governments in our largest markets are interested in adopting SolarAPP+. SolarAPP+ is fully active in several counties and cities across California and in Arizona, and NREL plans to engage 300 jurisdictions by the end of March and 600 jurisdictions by 2023. In January, the California State Senate voted 31-1 to enact legislation (SB 379) that will require all counties with more than 150,000 residents, and all cities within those counties, to offer automated online permits for rooftop solar and batteries (such as via SolarAPP+) by September 30, 2023. The California State Assembly is now considering the legislation.
•In October, Sunrun expanded its pilot program with SPAN, the leading intelligent home electrical panel developer, to accelerate the transition away from fossil fuels and remove integration barriers for customers to electrify their homes. Many U.S. households are built with obsolete combination electrical panels, which often present significant challenges for consumers interested in installing rooftop solar, home batteries, and electric vehicle chargers. Through the pilot, Sunrun is including SPAN home electrical panels as part of its home solar and battery offerings in select markets to drastically reduce installation hurdles when adopting on-site generation and other all-electric appliances. Combined with Sunrun's offering, SPAN smart home electrical panels enable customers to improve the energy resiliency of their home with solar energy, create fully customizable backup power switches, better manage home electrification upgrades, gain circuit-level visibility, and benefit the grid. The pilot includes select markets initially, with the goal of expanding the pilot over time.

•On December 13, 2021, the California Public Utilities Commission (CPUC) announced proposed changes to California’s electric rate structures that would, if enacted, materially and adversely impact the value of grid-connected rooftop solar in the state and incent solar customers to not interconnect their systems to the grid, and instead, store and self-consume the solar energy generated. Amid objections from national and international electric rate design experts, national and state politicians, community groups, environmental justice groups, environmental groups, and at least 125,000 individual petition signers, Governor Newsom said there is “work to do” on the proposal and, on February 3rd, the CPUC said it was pausing the proceeding “until further notice” to “consider revisions.” On February 6th, the Los Angeles Times published an editorial summing up the concerns of many, noting that the proposal “threatens to exacerbate inequality just as solar is starting to be adopted by increasing numbers of low-income Californians, who are all too often excluded from the benefits of clean energy” and that Commissioners must “significantly dial [the proposal] back and abandon the idea of a new monthly fee.” Californians demand and deserve resiliency, control over their energy costs and future, and faster progress against global warming, and Sunrun will work to innovate as required to meet this overwhelming customer desire.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services that networked distributed energy resources can provide. Sunrun has already forged 12 virtual power plant opportunities and has continued growing our pipeline. We have over $75 million in expected revenue from grid service opportunities that have been awarded or are in late-stage discussions. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. We estimate that over 10% of geographies we serve today have beachhead virtual power plant opportunities in place, which is expected to expand to over 50% of our geographies in the coming years. Increasingly, utilities and their regulators are seeing the value in fast-to-market solar and battery systems to solve peak energy needs and to replace the void from retiring fossil fuel power plants. For instance, earlier this month Hawaiian Electric has asked the state regulator to approve a program to compensate households upfront and on an ongoing basis for adding a battery to their rooftop solar systems if the systems export energy to the grid during peak times.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•In January 2022, Sunrun announced that it has received a perfect score of 100 on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index (CEI), the nation’s foremost benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality. The CEI rates companies under four central pillars, including non-discrimination policies across business entities, equitable benefits for LGBTQ+ workers and their families, supporting an inclusive culture and corporate social responsibility. The 2022 CEI showcases 1,271 U.S.-based companies promoting LGBTQ+-friendly workplace policies in the U.S. Approximately 56% of the CEI-rated companies have global operations and are helping advance the cause of LGBTQ+ inclusion in workplaces abroad. Sunrun satisfied all of the CEI’s criteria to score a perfect 100, earning the designation as one of the Best Places to Work for LGBTQ+ Equality.
•Sunrun expanded its Board of Directors in January, welcoming Manjula Talreja. Ms. Talreja is currently the Senior Vice President and Chief Customer Officer of PagerDuty, previously served as Senior Vice President of the Customer Success Group at Salesforce.com and had a 22-year tenure at Cisco Systems. Ms. Talreja has been recognized as an industry leader, including being named one of the “2020 Top 50 Women in Technology” by the National Diversity Council.
•We remain committed to building a differentiated talent brand. We continue to invest in our people. In Q4, our efforts in the growth and development of Sunrunners accelerated, with 33% of our employees now enrolled for PowerU, a continuing education program. We also noticed employees enrolled in PowerU have significantly higher retention, driving higher productivity, lower hiring costs, and higher overall engagement. We continue to build our electrician talent pipeline and at the end of Q4 we launched an electrical apprenticeship program in multiple states which now includes approximately 200 Sunrunners who are enrolled in the certificate programs to become an electrician. Additionally, to accelerate our hiring of transitioning veterans, in February 2022, Sunrun will be featured on Lifetime TV's Military Makeover: Operation Career. In 2021, we hired ~500 transitioning veterans through the Skillbridge and Military Spouse Program.

•The solar systems we deployed in Q4 are expected to prevent the emission of 4.6 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 2.8 million metric tons of CO2.

Key Operating Metrics

In the fourth quarter of 2021, Customer Additions were 29,870, including 22,017 Subscriber Additions. As of December 31, 2021, Sunrun had 660,311 Customers, including 567,744 Subscribers. Customers grew 20% in 2021 compared to 2020, pro-forma of Vivint Solar.

Annual Recurring Revenue from Subscribers was $851 million as of December 31, 2021. The Average Contract Life Remaining of Subscribers was 17.4 years as of December 31, 2021.

Subscriber Value was $36,962 in the fourth quarter of 2021 while Creation Cost was $29,898. Net Subscriber Value was $7,064 in the fourth quarter of 2021. Total Value Generated was $155.5 million in the fourth quarter of 2021.

Gross Earning Assets as of December 31, 2021 were $9.7 billion. Net Earning Assets were $4.6 billion, which includes $850 million in total cash, as of December 31, 2021.

Solar Energy Capacity Installed was 220 Megawatts in the fourth quarter of 2021. Solar Energy Capacity Installed for Subscribers was 163 Megawatts in the fourth quarter of 2021.

Networked Solar Energy Capacity was 4,677 Megawatts as of December 31, 2021. Networked Solar Energy Capacity for Subscribers was 4,050 Megawatts as of December 31, 2021.

Outlook

Management expects Solar Energy Capacity Installed growth to be 20% or greater for the full-year 2022.

Total Value Generated is expected to grow faster than Solar Energy Capacity Installed for the full-year 2022.

For the first quarter, management expects Solar Energy Capacity Installed to be in a range between 195 and 200 megawatts.

Fourth Quarter 2021 GAAP Results

Total revenue was $435.2 million in the fourth quarter of 2021, up $114.8 million, or 36%, from the fourth quarter of 2020. Customer agreements and incentives revenue was $200.6 million, an increase of $36.2 million, or 22%, compared to the fourth quarter of 2020. Solar energy systems and product sales revenue was $234.6 million, an increase of $78.7 million, or 50%, compared to the fourth quarter of 2020.

Total cost of revenue was $395.2 million, an increase of 45% year-over-year. Total operating expenses were $643.2 million, an increase of 12% year-over-year.

Included in operating costs for the fourth quarter of 2021 were $16.5 million of non-recurring restructuring expenses related to the acquisition of Vivint Solar. Operating costs include stock-based compensation expenses of $50.2 million in the fourth quarter of 2021.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards, which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Net loss attributable to common stockholders was $38.5 million, or $0.19 per share, in the fourth quarter of 2021.

Full Year 2021 GAAP Results

Total revenue grew to $1,610.0 million in the full year 2021, up $687.8 million, or 75%, from 2020. Customer agreements and incentives revenue was $826.6 million, an increase of $342.4 million, or 71%, compared to 2020. Solar energy systems and product sales revenue was $783.4 million, an increase of $345.4 million, or 79%, compared to 2020.

Total cost of revenue was $1,365.5 million, an increase of 84% year-over-year. Total operating expenses were $2,276.1 million, an increase of 64% year-over-year.

One-time acquisition and deal related expenses and restructuring costs were $31.6 million for the full-year 2021.

Net loss attributable to common stockholders was $79.4 million, or $0.39 per share, for the full year 2021.

Financing Activities

As of February 17, 2022, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 375 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the fourth quarter of 2021.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full-year 2021 results and business outlook at 2:00 p.m. Pacific Time today, February 17, 2022. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s leadership team and talent development; the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory and expectations in 2022 and beyond, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the ongoing, anticipated, or potential impacts of the COVID-19 pandemic and its variants; the Company’s momentum in the company’s business strategies, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, and the impacts of climate change; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), anticipated emissions reductions due to utilization of the Company’s solar systems; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the impact of COVID-19 and its variants on the

Company’s operations; the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates; rising interest rates; changes in policies and regulations, including net metering and interconnection limits or caps and licensing restrictions; the Company’s ability to attract and retain the Company’s solar partners; supply chain risks and associated costs; the successful integration of Vivint Solar; realizing the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to retract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$617,634	$519,965
Restricted cash	232,649	188,095
Accounts receivable, net	146,037	95,141
Inventories	506,819	283,045
Prepaid expenses and other current assets	44,580	51,483
Total current assets	1,547,719	1,137,729
Restricted cash	148	148
Solar energy systems, net	9,459,696	8,202,788
Property and equipment, net	56,886	62,182
Intangible assets, net	12,891	18,262
Goodwill	4,280,169	4,280,169
Other assets	1,125,743	681,665
Total assets	$16,483,252	$14,382,943
Liabilities and total equity
Current liabilities:
Accounts payable	$288,108	$207,441
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	31,582	28,627
Accrued expenses and other liabilities	364,136	325,614
Deferred revenue, current portion	111,739	108,452
Deferred grants, current portion	8,302	8,251
Finance lease obligations, current portion	10,901	11,037
Non-recourse debt, current portion	190,186	195,036
Pass-through financing obligation, current portion	7,166	16,898
Total current liabilities	1,012,120	901,356
Deferred revenue, net of current portion	761,872	690,824
Deferred grants, net of current portion	206,615	213,269
Finance lease obligations, net of current portion	11,314	12,929
Line of credit	211,066	230,660
Non-recourse debt, net of current portion	5,711,020	4,370,449
Convertible senior notes	390,618	—
Pass-through financing obligation, net of current portion	314,231	323,496
Other liabilities	190,056	268,684
Deferred tax liabilities	101,753	81,905
Total liabilities	8,910,665	7,093,572
Redeemable noncontrolling interests	594,973	560,461
Total stockholders’ equity	6,254,736	6,077,911
Noncontrolling interests	722,878	650,999
Total equity	6,977,614	6,728,910
Total liabilities, redeemable noncontrolling interests and total equity	$16,483,252	$14,382,943

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Customer agreements and incentives	$200,625	$164,456	$826,564	$484,160
Solar energy systems and product sales	234,604	155,950	783,390	438,031
Total revenue	435,229	320,406	1,609,954	922,191
Operating expenses:
Cost of customer agreements and incentives	187,029	146,601	699,102	385,650
Cost of solar energy systems and product sales	208,162	126,853	666,370	357,876
Sales and marketing	180,787	141,608	622,961	352,299
Research and development	6,541	5,326	23,165	19,548
General and administrative	59,337	155,087	259,173	266,746
Amortization of intangible assets	1,341	1,363	5,370	5,180
Total operating expenses	643,197	576,838	2,276,141	1,387,299
Loss from operations	(207,968)	(256,432)	(666,187)	(465,108)
Interest expense, net	(89,335)	(78,588)	(327,700)	(230,601)
Other income, net	4,166	7,422	22,628	8,188
Loss before income taxes	(293,137)	(327,598)	(971,259)	(687,521)
Income tax expense (benefit)	28,329	(30,149)	9,271	(60,573)
Net loss	(321,466)	(297,449)	(980,530)	(626,948)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(282,947)	(128,129)	(901,107)	(453,554)
Net loss attributable to common stockholders	$(38,519)	$(169,320)	$(79,423)	$(173,394)
Net loss per share attributable to common stockholders
Basic	$(0.19)	$(0.88)	$(0.39)	$(1.24)
Diluted	$(0.19)	$(0.88)	$(0.39)	$(1.24)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	207,418	192,597	205,132	139,606
Diluted	207,418	192,597	205,132	139,606

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating activities:
Net loss	$(321,466)	$(297,449)	$(980,530)	$(626,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	102,095	86,685	388,096	242,942
Deferred income taxes	28,316	(30,149)	9,607	(60,573)
Stock-based compensation expense	50,246	133,043	211,000	170,587
Interest on pass-through financing obligations	5,143	5,686	21,431	23,166
Reduction in pass-through financing obligations	(10,149)	(10,281)	(42,309)	(39,188)
Other noncash items	21,944	19,793	60,600	51,040
Changes in operating assets and liabilities:
Accounts receivable	28,046	2,261	(62,124)	4,988
Inventories	(62,300)	(35,050)	(223,774)	47,554
Prepaid and other assets	(103,557)	(79,075)	(377,505)	(117,033)
Accounts payable	(53,480)	11,795	66,932	(45,718)
Accrued expenses and other liabilities	5,242	15,658	33,195	(10,306)
Deferred revenue	28,563	25,870	78,195	41,517
Net cash used in operating activities	(281,357)	(151,213)	(817,186)	(317,972)
Investing activities:
Payments for the costs of solar energy systems	(491,279)	(347,568)	(1,677,609)	(966,580)
Business combination, net of cash acquired	—	537,242	—	537,242
Purchase of equity method investment	—	—	—	(65,356)
Purchases of property and equipment, net	3,064	(711)	(8,576)	(3,095)
Net cash provided by (used in) investing activities	(488,215)	188,963	(1,686,185)	(497,789)
Financing activities:
Proceeds from state tax credits, net of recapture	—	(344)	—	5,683
Proceeds from line of credit	211,066	55,750	738,046	182,700
Repayment of line of credit	(209,284)	(50,000)	(757,640)	(191,525)
Proceeds from issuance of convertible senior notes, net of capped call transaction	2	—	372,000	—
Proceeds from issuance of non-recourse debt	495,735	308,543	2,186,990	751,493
Repayment of non-recourse debt	(103,045)	(191,088)	(856,091)	(399,459)
Payment of debt fees	(11,036)	(5,730)	(53,793)	(14,083)
Proceeds from pass-through financing and other obligations	2,175	2,973	10,032	8,701
Early repayment of pass-through financing obligations	—	—	(18,050)	—
Payment of finance lease obligations	(3,109)	(2,815)	(12,352)	(10,578)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	338,400	206,206	1,238,732	818,061
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(54,430)	(48,682)	(196,466)	(111,223)
Acquisition of noncontrolling interests	(383)	(2,694)	(41,955)	(2,694)
Net proceeds related to stock-based award activities	12,791	16,825	36,141	48,664
Proceeds from shares issued in connection with a subscription agreement	—	—	—	75,000
Repurchase of common stock	—	—	—	—
Net cash provided by financing activities	678,882	288,944	2,645,594	1,160,740
Net change in cash and restricted cash	(90,690)	326,694	142,223	344,979
Cash and restricted cash, beginning of period	941,121	381,514	708,208	363,229
Cash and restricted cash, end of period	$850,431	$708,208	$850,431	$708,208

Key Operating and Financial Metrics

	Three Months Ended	Full Year Ended
In-period volume metrics:	December 31, 2021	December 31, 2021
Customer Additions	29,870	110,234
Subscriber Additions	22,017	88,834
Solar Energy Capacity Installed (in Megawatts)	219.7	791.7
Solar Energy Capacity Installed for Subscribers (in Megawatts)	163.2	642.7

	Three Months Ended	Full Year Ended
In-period value creation metrics:	December 31, 2021	December 31, 2021
Subscriber Value Contracted Period	$33,734	$32,559
Subscriber Value Renewal Period	$3,228	$3,166
Subscriber Value	$36,962	$35,725
Creation Cost	$29,898	$28,635
Net Subscriber Value	$7,064	$7,104
Total Value Generated (in millions)	$155.5	$631.1

	Three Months Ended	Full Year Ended
In-period environmental impact metrics:	December 31, 2021	December 31, 2021
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.8	2.8
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.6	17.2

Period-end metrics:	December 31, 2021	December 31, 2020
Customers	660,311	550,078
Subscribers	567,744	478,910
Networked Solar Energy Capacity (in megawatts)	4,677	3,885
Networked Solar Energy Capacity for Subscribers (in megawatts)	4,050	3,407
Annual Recurring Revenue (in millions)	$851	$668
Average Contract Life Remaining (in years)	17.4	17.2
Gross Earning Assets Contracted Period (in millions)	$6,639	$5,234
Gross Earning Assets Renewal Period (in millions)	$3,033	$2,539
Gross Earning Assets (in millions)	$9,672	$7,773
Net Earning Assets (in millions)	$4,602	$4,168

Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com